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                               EXHIBIT 10.21

            STRATEGIC TECHNOLOGY LICENSE AND SERVICES AGREEMENT


          This Strategic Technology License and Services Agreement (this "Agreement") is made this 9th day of May, 1994, by and between Andersen Consulting ("AC"), an Illinois partnership with its principal place of business at 69 W. Washington Street, Chicago, Illinois; and The Zondervan Corporation, a Michigan corporation with its principal place of business at 5300 Patterson S.E., Grand Rapids, Michigan ("Client"); and is made by Client with respect to Client's operating division known as Family Bookstores ("Family"), which has its central office in Grand Rapids, Michigan.

          For and in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

1.0  BACKGROUND; PURPOSE

     1.1  BUSINESS OF AC

     AC is engaged in the business of providing business consulting services, including strategic services, systems development, systems integration, change management, business process management, LAN and WAN network management, technical support, and related services.

     1.2  EXISTING SERVICES, CUTOVER, NEW SYSTEM

     Client wishes to obtain from AC, for the benefit of Family, and AC is willing to provide to Client, certain of the kinds of management information services that Client currently provides to Family. Initially, AC will provide these services through the use of a system currently in place. While managing that system, AC will also be developing a new system to replace the current system; after the cutover to the newly configured system, AC will provide certain other services and products as described herein.

     1.3  AVAILABILITY OF RESOURCES FOR EXISTING SYSTEM

     In order to enable AC to provide the agreed services, Client will allow AC, on the terms and conditions set forth in this Agreement, the use of certain properties and rights being used by Client on the "Effective Date" (as defined below) in providing management information services to Family.

     1.4  EXCLUSIVE PROVIDER

     During the term of this Agreement, AC shall provide to Client and Client shall obtain from AC all of the requirements of Family for the types
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of management information services and products that are to be provided by
AC under this Agreement. Client agrees to inform AC of all proposals that it may receive from others for the providing of any "Special Services" or "Changes" (as those terms are defined below), and Client shall not acquire or obtain any such Special Service or Change from any other person or entity unless: (i) AC shall have been given, by means of a written offer delivered to AC, the right of first refusal to provide such Special Service or Change on the same terms and conditions as offered by such other person or entity, and (ii) AC shall have failed to accept such offer by written acceptance delivered to Client within thirty (30) days after receipt of the offer. The parties understand and agree that regarding any services or products to be provided by AC hereunder, AC can, at its discretion, choose either to perform or develop them itself or to subcontract for their performance or development; provided, however, that AC shall remain responsible for any such subcontracted performance or development.

2.0  DEFINITIONS

     As used in this Agreement, each capitalized term shall have the meaning specified in this Section 2.0, or if not specified in this Section 2.0, the meaning specified elsewhere in this Agreement.

     2.1 "AFFILIATE" means as to each party any entity directly or indirectly controlled by, controlling, or under common control with, such party.

     2.2 "APPLICABLE SPECIFICATIONS" means the functional, performance and operational characteristics of a developed management information system (or of any component thereof), jointly approved by Client and AC, and described in a document such as a functional specifications document or a detailed design document.

     2.3 "APPLICATION SYSTEM" means "Software" (as defined below) used for business process management, such as purchase order management.

     2.4 "APPLICATION SYSTEMS DEVELOPMENT" means any work performed or furnished by AC with regard to an Application System that exceeds
"Maintenance" (as defined below) in terms of scope or level of effort.

     2.5 "CLIENT," for all purposes except (i) in the context of the legal liability and responsibility of Client for the performance of its duties and obligations hereunder (including obligations of payment, indemnity, and damages), or (ii) as otherwise expressly specified, shall mean Family, as though the business operated as the Family Bookstore division of Client were itself a legal entity. However, The Zondervan Corporation shall in all events be liable and responsible for all of the duties and obligations of "Client" hereunder.



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     2.6  "CURRENT SYSTEM" means the "Software" (as defined below) and
"Hardware" (as defined below) that are utilized by Client on the Effective Date to provide Family with the "Existing Services" (as defined below).

     2.7 "DATA CENTER" means the portion of the facilities occupied by Family at 5300 Patterson S.E., Grand Rapids, Michigan, in which Client's management-information services department is located, and all leasehold improvements thereto and all furniture, fixtures and equipment (other than Hardware) located therein and used in such department.

     2.8 "DATA CENTER LEASE" means that certain Master Lease Agreement by and between Client and Meadowbrooke Business Park Associates, Limited Partnership, dated October 3, 1990, as amended by The First Amendment To The Lease, dated September 20, 1991, and again amended by The Addendum To Office/Warehouse Lease, dated August 19, 1992; a correct and complete copy of said documents has been furnished by Client to AC.

     2.9  "EFFECTIVE DATE" means May 2, 1994.

     2.10 "EMPLOYEE PLANS" means all "employee benefit plans" and "employee welfare plans" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "multi-employer plans" as defined in
Section 3(37) of ERISA, all specified fringe benefit plans as defined in
Section 6039D of the Internal Revenue Code of 1986, as amended, and all other compensation plans, agreements or policies and any trust, escrow or other funding agreement related to such plans, that are maintained by Client or contributed to by Client or with respect to which Client has any liability for the benefit of employees of Family, regardless of whether funded or not.

     2.11 "EXISTING SERVICES" shall mean all of the kinds of electronic management information services that are currently being provided by HarperCollins Publishers Inc. to Family, other than applications on the LAN system including Word Processing, Spreadsheets and Interface to the HC General Ledger and Payroll systems, and LAN management services.

     2.12 "HARDWARE" means computers, CPUs, auxiliary storage devices, monitors, keyboards, terminals, computerized registers, printers, modems, peripherals, cables, bridges, routers, multiplexers, and other items of computer or data-communications equipment.

     2.13 "LEASED HARDWARE" means the items of Hardware that are used for the Existing Services and are located at the Data Center or at Retail Stores that are held by Client under equipment leases ("Hardware Leases"), correct and complete copies of which have been furnished by Client to AC.

     2.14 "LICENSED SOFTWARE" means the Software that is used for the Existing Services and is licensed to Client by third parties under software


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licenses ("Software Licenses"), correct and complete copies of which have been furnished by Client to AC.

     2.15 "LOSSES" means all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including any and all reasonable attorneys fees and costs of investigation, litigation, settlement, judgment, interest and penalties).

     2.16 "MAINTENANCE" means any correction or modification of a system to correct bugs or errors, that does not otherwise materially improve or add functionality or a feature to the system; to "Maintain" is to perform Maintenance.

     2.17 "MANAGEMENT CUTOVER" means the assumption by AC of management responsibility for the operation and Maintenance of the Current System.

     2.18 "MANAGEMENT CUTOVER DATE" means July 1, 1994, or such other date as may be mutually agreed upon in writing by the parties.

     2.19 "MONTHLY BASE CHARGE" means the monthly charge to be paid to AC by Client pursuant to Section 8.1 of this Agreement.

     2.20 "NEW SYSTEM" shall have the meaning set forth in Section 3.1.1 hereof (referring to Hardware and Software to be developed or obtained for Client hereunder).

     2.21 "REQUIRED CONSENTS" means all consents that must be obtained by Client in order for Client: (i) to grant to AC the right to use Client's premises as contemplated by Section 4.3 hereof; (ii) to grant to AC the right to use the Current System's Hardware and Software as provided in
Section 3.2 hereof; and (iii) to grant to AC the right to use the "Client Components" (as defined in Section 3.1.3) as provided in Section 3.1.3 hereof.

     2.22 "RETAIL STORE" means a retail store whose business is owned directly or indirectly by the Client and that is engaged in the retail sale of books and other products.

     2.23 "SOFTWARE" means computer programs, the tangible media on which they are recorded, and their supporting documentation, including input and output formats, program listings, narrative descriptions and operating instructions.

     2.24 "SPECIAL SERVICE" means any management information service requested by Client that is outside the scope of the "System Services" (as defined below).

     2.25 "SYSTEM CUTOVER" means the complete cutover of Client's management information systems from the Current System to the New System.

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     2.26 "SYSTEM CUTOVER DATE" means the date on which System Cutover occurs.

     2.27 "SYSTEM INTEGRATION SERVICES" shall have the meaning set forth in
Section 3.1.1 (referring to the creation and implementation of the New System) of this Agreement.

     2.28 "SYSTEM MANAGEMENT SERVICES" shall have the meaning set forth in
Section 3.2.1 (referring to the management of the Current System) of this Agreement.

     2.29 "SYSTEM OPERATION SERVICES" shall have the meaning set forth in
Section 3.3.2 (referring to the management and operation of the New System) of this Agreement.

     2.30 "SYSTEM SERVICES" means System Integration Services, System Management Services and System Operation Services.

     2.31 "THIRD PARTY SERVICES CONTRACTS" means the key contracts under which Client is receiving services as of the Effective Date for use in providing the Existing Services, all of which have been identified by the Client and set forth by it in Schedule 2.31 hereto.

     2.32 "THIRD PARTY SOFTWARE" means any Software that: (a) is not owned by Client or AC, and (b) is acquired or licensed from a third party for operation by AC in performing System Services under this Agreement.

3.0  LICENSES TO BE GRANTED, AND SERVICES TO BE PROVIDED, BY AC

     3.1  CREATION AND IMPLEMENTATION OF NEW SYSTEM

          3.1.1  EFFORTS LEADING TO CUTOVER

     From and after the Effective Date, AC shall apply its diligent efforts ("System Integration Services") to design, develop, create, and/or obtain (except for items to be obtained by Client as set forth below) the ownership or right of usage of the Hardware and Software components of; to install; and to prepare for a cut-over from the Current System to, a new management information system for Client (the "New System"). The New System is expected to be based upon the Hardware and Software components and general specifications set forth in Schedule 3.1.1 hereto, but such elements, as well as a more detailed statement of components and specifications, shall be subject to negotiations, which shall be conducted promptly and in good faith by the parties; the parties shall use commercially reasonable efforts to reach a written agreement on such matters by not later than July 31, 1994, but should they fail to agree then
Schedule 3.1.1 shall stand as their agreement with respect to such components and specifications.


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          3.1.2  JDA SOFTWARE

     It is mutually understood and agreed that the basic Application System for the New System shall be the Merchandise Management System and the Distributed Store System (collectively, the "JDA System") of JDA Software, Inc. ("JDA"), to which AC has acquired a non-exclusive license ("JDA License") of which a copy is attached as Schedule 3.1.2 hereto.

          3.1.3  CLIENT COMPONENTS

     It is mutually understood and agreed that all Hardware components of the New System shall be procured by, and owned by or leased to, Client (or an Affiliate of Client); that all operating Software for such Hardware components shall be procured by and licensed to Client (or an affiliate of Client); and that all of such Hardware and operating Software components (collectively, "Client's Components") shall be selected by Client (and may be replaced at any time by Client) in its sole discretion, although AC shall make recommendations for such selections and shall assist Client in attempting to negotiate favorable terms for such purchases, leases and licenses. With respect to all of Client's Components: (i) Client shall make the Client Components available to AC throughout the "Term" (as defined below) to the extent necessary to enable AC to perform the System Services; (ii) Client shall assign to AC, for the duration of the Term, all warranties and other benefits available to Client as purchaser or licensee of the Client Components, to the extent necessary in order for AC to perform the System Services; (iii) AC shall be responsible for coordination of maintenance activities of Client Components; and (iv) Client shall grant, and does hereby grant to AC the right and license to use the Client Components, to the extent necessary in order for AC to perform the System Services, throughout the Term, which right and license shall be exclusive, subject to Client's or its Affiliates' right to utilize the Client Components and the output and benefits of the Client Components in the course of its business and subject to any rights of Client to engage third parties pursuant to Sections 3.4 or 3.5 of this Agreement.

          3.1.4  BASE SOFTWARE

     It is mutually understood and agreed that all Software components of the New System other than the Client Components (collectively, the "Base Software"), including the JDA System and all other Third Party Software, shall be procured by, and owned by or licensed to, AC (or an Affiliate of AC).

          3.1.5  SYSTEM CUTOVER

     AC shall accomplish the System Cutover on or before July 1, 1995 (subject to delays caused or necessitated by Client or by Special Services or "Changes" (as defined below)), with as little interruption of Client's business operations as is reasonably practicable under the circumstances.

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     3.2  MANAGEMENT OF CURRENT SYSTEM

          3.2.1  AC RESPONSIBLE AFTER MANAGEMENT CUTOVER

     The parties shall accomplish the Management Cutover on the Management Cutover Date. From and after the Management Cutover, AC shall manage the operations and Maintenance of the Current System ("System Management Services"), pending its replacement by the New System.

          3.2.2  RIGHT TO USE CLIENT RESOURCES

     In performing the System Management Services, AC shall be entitled: to utilize all of the Hardware and Software of the Current System; to utilize the services of all personnel engaged (at any level of responsibility) in the operation or Maintenance of the Current System; and to have full and unlimited access to, and presence in, the Data Center; in all cases, free of charge to AC and at the sole cost and expense of Client. In particular, Client shall provide a sufficient number of trained and qualified personnel (whether employed by Client or by others) to operate and Maintain the Current System, until the System Cutover Date. Notwithstanding the foregoing, it is understood and agreed that AC's services under this
Section 3.2 (the System Management Services) shall be performed solely in a managerial role; that AC shall not interfere with Client's personnel in their conduct of actual operations and Maintenance of the Current System and of normal activities other than the Existing Services; and that AC's personnel, while within Client's premises, shall comply with the rules and regulations of Client applicable to Client's employees (copies of which rules and regulations have been delivered by Client to AC).

          3.2.3  SERVICE LEVELS FOR EXISTING SYSTEM

     Subject to the limitations set forth in Section 3.2.2 hereof, AC shall use commercially reasonable efforts to cause the Current System to be operated substantially in compliance with presently existing service levels and procedures (to the extent such levels and procedures can be readily ascertained), but AC cannot be held responsible for errors or omissions of Client's personnel not occurring at AC's direction.

     3.3  LICENSING AND MANAGEMENT OF NEW SYSTEM

          3.3.1  BASE SOFTWARE LICENSE

     AC hereby grants to Client the non-exclusive right and license to use the Base Software, for the consideration, for the term, and on the other terms and conditions set forth in a certain Base Software License, of which a copy is attached hereto as Exhibit 3.3.1, which has been executed and delivered by the parties hereto concurrently with the execution and delivery of this Agreement. The preceding sentence is an independent


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covenant of AC pursuant to this Agreement, which shall be subject to all of the rights and remedies of the parties under this Agreement and shall be irrespective of any limitations on remedies set forth in the Base Software License. AC represents, warrants and agrees with Client that it owns (or has the rights to use and license) the Base Software and possesses all necessary rights in the Base Software to grant the Base Software License to Client, and that it will, at all times during the term of the Base Software License, own (or have the rights to use and license) the Base Software and possess all necessary rights in the Base Software to grant the Base
Software License to Client. AC represents, warrants and agrees that the use of the Base Software under the Base Software License does not and will not infringe upon any patent, copyright, license, trade secret or other proprietary right or interest of any third party.

          3.3.2  SYSTEM OPERATION SERVICES

     From and after the System Cutover, and for the remainder of the Term, AC shall have full and exclusive responsibility for the management, operation and Maintenance of the New System; provided, however, that AC shall not be responsible for errors, defects, delays, or other problems with the New System to the extent caused by errors or omissions of Client's personnel in the usage of the New System or its interfaces by Client, otherwise than under AC's direction, or by the failure of Client to provide the necessary Client Components. Although it is expected that the specific services that are to constitute the System Operation Services after the System Cutover Date shall be based upon the services set forth in Schedule
3.3.2 hereto, said Schedule contains certain unresolved issues, and the entire subject matter of said Schedule shall be subject to negotiations, which shall be conducted promptly and in good faith by the parties; the parties shall use commercially reasonable efforts to reach a written agreement on such matters but should they fail to so agree then Schedule
3.3.2 shall stand as their agreement with respect to the System Operation Services after the System Cutover Date.

          3.3.3  SERVICE LEVELS FOR NEW SYSTEM

     The service levels at which the System Operation Services are to be operated after the System Cutover Date ("Service Levels") shall be based upon the service levels set forth in Schedule 3.3.3 hereto, but the final version of the Services Levels shall also be subject to negotiations, which shall be conducted promptly and in good faith by the parties; the parties shall use commercially reasonable efforts to reach a written agreement on the Service Levels, but should they fail to so agree then Schedule 3.3.3 shall stand as their agreement with respect to Service Levels.

     3.4  SPECIAL SERVICES

     At Client's request, AC may perform Special Services. AC will advise Client in writing that a requested service is a Special Service and whether

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AC desires to perform the Special Service.  If AC elects to perform the
Special Service, it shall provide Client with a description of the work to be performed by each party, the parties' responsibilities with respect to that work, a schedule and AC's charges for that work. Upon AC's receiving:
(a) Client's written approval of the authorization to proceed and agreement to pay AC's charges, and (where appropriate) (b) Applicable Specifications, the parties shall execute a written amendment to this Agreement setting forth any special terms and conditions applicable to such Special Services, and AC shall begin performing the Special Services. Except as may be specifically otherwise agreed pursuant to clause (b) of the preceding sentence, all Special Services shall be subject in all respects to the duties, obligations and standards applicable to System Services under this Agreement. Should AC elect not to perform any Special Service requested by Client, Client may engage a third party to perform the service at Client's sole expense, and AC shall provide such third party with cooperation and access to the Current System and/or the New System (as the case may be), provided that Client shall assure that such third party shall be appropriately qualified to do the work, shall cooperate with AC in its performance of the work, and shall perform the work in a manner that does not, in AC's reasonable judgment, interfere with AC's performance of the System Services nor affect the Current System or the New System so as to delay or make more difficult or costly AC's future performance of the System Services.

     3.5  CHANGES

     All additions, modifications or changes to the Current System or the service levels for Existing Services that are proposed before the System Cutover Date; all additions, modifications or changes that are proposed at any time to the New System, the System Services, or the Service Levels; and all other systems-development or systems-operations services not included in this Agreement; (collectively, "Changes") to the extent not resolved pursuant to the change-management provisions of the Schedules hereto relating to the scope of work and the Service Levels, shall be controlled using a formal process (the "Change Control Process"), as follows: (i) The party proposing a Change will propose it in writing and provide cost and business justification (in general terms, without need to provide detailed studies or specifications) for the Change and specify a desired implementation date; (ii) AC will assess the impact of the proposed Change, considering resources required, interfaces to other systems, and other planned and in-process changes, and will make a proposal to Client specifying the amount of any charges to Client for the implementation of the Change and the amount of any increase or decrease in the "Monthly Base Charge" (as defined below) that would result from the Change; and (iii) the completed proposal of AC will be presented for approval to the Management Steering Committee referred to in Section 10.3 hereof. No Change will be implemented without: (i) approval of the Management Steering Committee, and
(ii) written approval by AC and Client.  Upon completion of such approvals,


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the parties shall execute a written amendment to this Agreement setting forth the terms and conditions reflecting or applicable to such Change and reflecting the extent of any modification of the Current System, the New System, the Service Levels, or any other provision of this Agreement or any schedule hereto, that results from the Change. If the Management Steering Committee, or AC, fails to approve a Change requested by Client, Client may engage a third party to perform the Change, at Client's sole expense, provided that Client shall assure that such third party shall be appropriately qualified to do the work, shall cooperate with AC in its performance of the work, and shall perform the work in a manner that does not interfere with AC's performance of the System Services nor affect the Hardware or Software so as to make more difficult or costly AC's future performance of the System Services.

     3.6  COST CONTROL

     To the extent reasonably practicable (and no more costly to AC) under the circumstances, and consistent with its other obligations hereunder, AC will arrange for its programmers who are dedicated to performing services for Client hereunder to work on Changes and Special Services without any additional charge to Client.

4.0  RESPONSIBILITIES OF CLIENT

     4.1  GENERAL RESPONSIBILITIES

     Client shall perform (or cause to be performed) all of the obligations to be performed by it (or by HarperCollins Publishers Inc.) under any of the Schedules hereto and all of the following tasks, and assume the following responsibilities:

          4.1.1  OBLIGATIONS PRIOR TO MANAGEMENT CUTOVER DATE

     During the period prior to the Management Cutover Date, Client shall:

     a)   provide, operate, and Maintain the Current System for Client;

     b) provide and assign to the Current System, sufficient qualified personnel to operate and Maintain it for Client;

     c) make available to AC all available operations-related documentation on the Current System and the Existing Services;

     d) make available to AC all available cost-data and performance-data relating to the Current System and the Existing Services, for use by the parties in developing the revised versions of Schedules 3.1.1, 3.3.2 and 3.3.3, as contemplated by Sections 3.1.1, 3.3.2, and 3.3.3 hereof;


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     e)   give AC reasonable notice of all material business developments regarding Client and its Affiliates that are relevant to AC's performance of the System Services;

     f) cooperate with AC in coordinating arrangements for the procurement by Client of the Client Components and the procurement by AC of the Base Software;

     g) cooperate with AC to allow and facilitate the providing by AC of the System Integration Services;

     h) cooperate with AC to facilitate the Management Cutover on the Management Cutover Date; and

     i) use commercially reasonable efforts to obtain the Required Consents, and make alternative arrangements in any cases where not available;

provided, however, that nothing in this Section 4.1.1 shall require Client to act in a commercially unreasonable manner.

          4.1.2 OBLIGATIONS BETWEEN MANAGEMENT CUTOVER DATE AND SYSTEM CUTOVER DATE

     During the period between the Management Cutover Date and the System Cutover Date, Client shall:

     a) continue to provide, operate and Maintain the Current System for Client, subject to management by AC as provided in Section 3.2;

     b) continue to provide, and assign to the Current System, sufficient qualified personnel to operate and Maintain it for Client;

     c) continue to provide to AC all available cost-data and performance-data relating to the Current System and the Existing Services;

     d) continue to give AC reasonable notice of all material business developments regarding Client and its Affiliates that are relevant to AC's performance of the System Services;

     e) cooperate with AC to allow and facilitate the providing by AC of the System Management Services;

     f) continue to cooperate with AC in coordinating arrangements for the procurement by Client of the Client Components and the procurement by AC of the Base Software;



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     g)   obtain, set up, install and wire all Client Components within any reasonable time frames specified by AC;

     h)   cooperate with AC to allow AC to install the Base Software; and

     i)   cooperate with AC to facilitate the System Cutover;

provided, however, that nothing in this Section 4.1.2 shall require Client to act in a commercially unreasonable manner.

          4.1.3  OBLIGATIONS AFTER SYSTEM CUTOVER DATE

     After the System Cutover Date, Client shall cooperate with AC to allow and facilitate the providing by AC of the System Operation Services and shall be responsible for the Client Components (and for any dealings with the vendors and licensors regarding any problems, defects or claims regarding the Client Components), but Client shall have no responsibility for the management, operation or Maintenance of the New System, except as the user of the New System.

     4.2  HUMAN RESOURCE MATTERS

          4.2.1  CURRENT EMPLOYEES

     From and after the Effective Date, Client will allow AC to interview all current employees whose current duties are solely or primarily in the management or operation of the Current System ("Current Employees"). With regard to any Current Employees whom AC shall designate to Client as employees that AC prefers to have retained by Client at least until the System Cutover Date, Client will encourage such individuals to continue as employees of Client until the System Cutover Date, and will replace with qualified personnel any of them who do not so continue (or will use alternative means to provide the same resources as such employees were providing). With regard to Current Employees whom AC wishes to hire on or before the System Cutover Date, Client will allow such employees to accept employment with AC and will release them from their respective employment obligations to permit them to do so.

          4.2.2  RESPONSIBILITY FOR RETAINED EMPLOYEES

     With the exception of employees who die, resign, become disabled or are terminated by Client, Client shall remain the employer of the Current Employees until the System Cutover Date and shall make such employees available for AC's use in performing its Services hereunder. For each such employee, Client's obligation to pay wages, continue to provide benefits and make employer's contributions, benefits and contributions, shall terminate upon: (a) the System Cutover Date, or (b) the termination of such employee's employment with Client, or (c) such date, if any, as Client


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terminates such obligations with respect to all its employees generally, whichever occurs first. AC shall have no liability whatsoever as the employer or successor-employer of any of the Current Employees for any period prior to its hiring of them, or in consequence of their ceasing to be employed by Client, including, but not limited to, liability for accrued vacation or sick leave, bonuses or other forms of compensation, or any other employee benefit. Client shall retain, and AC shall not have any liability whatsoever for, any COBRA coverage or severance payments arising in connection with the events described in this Section 4.2 to any of the Current Employees who do not become employees of AC. In no event shall AC and Client be or be deemed to be the joint employer of any Current Employee.

          4.2.3  NO HIRING OF AC EMPLOYEES

     Except as provided above in this Section 4.2, Client agrees that during the term of this Agreement and (in the event of termination by AC for cause) for twelve (12) months thereafter, neither The Zondervan Corporation nor any division or subsidiary of The Zondervan Corporation shall, except with the prior written consent of AC (which consent may be withheld in AC's sole discretion), offer employment to or employ any person employed by AC who has been assigned work under this Agreement within one
(1) year preceding Client's hire date of the Employee.

     4.3  USE OF PREMISES

     In order for AC to perform its services hereunder, Client hereby grants to AC the unlimited right of usage and access, twenty-four (24) hours per day, 365 (or 366) days per year, throughout the Term, of and to the portion of the Data Center indicated on Schedule 4.3 hereto consisting of approximately 5,175 square feet (the "Space"), and all related utilities and services; such rights shall be primary to AC as to the "AC" space and joint with Client as to the "Joint" space indicated on said Schedule. Nothing herein shall be deemed to construe the relationship of Client and AC as that of landlord and tenant, or sublandlord and subtenant, nor shall AC's right to use the Space for the purposes specified herein be deemed a lease or sublease or confer upon AC any rights, statutory or otherwise, of a tenant or subtenant. AC has reviewed and is familiar with the terms of the Data Center Lease. AC's use of the Space shall be subject and subordinate to the Data Center Lease in all respects. AC shall not cause, permit or suffer to exist any act or omission that would constitute a default under the Data Center Lease. AC shall have no right to perform any alterations to the Space or to assign its right to use the Space or sublet or permit the use or occupancy of the Space by anyone other than AC and its employees and employees of Client during the term of this Agreement.
Client shall also provide AC, at no additional charge, with appropriate equipment, facilities and other resources such as furniture, office supplies, facsimile service, duplication service, telecommunication services (including voice mail), clerical support, postage facilities, overnight delivery services, computer resources, workstation equipment, and access to software tools. The parties acknowledge and agree that the details of these other resources to be made available, shall be subject to negotiations, which shall be conducted promptly and in good faith by the parties, and to the consent of Client's landlord; the parties shall use commercially reasonable efforts to reach agreement on these matters, and to obtain the consent of Client's landlord to the rights of access and usage described in this Section 4.3, by not later than May 31, 1994. AC acknowledges that Client's lease for its present facility may expire before the end of the Term, and in such event AC shall relocate to Client's new facility provided that (a) AC has been given at least six (6) months' prior notice of the required move, (b) AC is given the same rights as given above in this Section 4.3 regarding space in the new facility that is of substantially the same area, and suitability for AC's purposes hereunder, as that covered by the area described in this Section 4.3, and (c) Client pays or reimburses all of AC's costs of removing the New System, moving it, and re-installing it in the new facility.

5.0  TERM

     5.1  INITIAL TERM

     This Agreement shall become effective on the Effective Date and shall expire on June 30, 2001 (the "Initial Term"), subject to early termination pursuant to Article 13.0 hereof or renewal pursuant to Section 5.2 hereof.

     5.2  ADDITIONAL TERM

     The term of this Agreement shall be deemed extended: (i) for an additional term of three (3) years ("Additional Term"), after expiration of the Initial Term, unless either party, before December 31, 2000, shall have delivered notice to the other party of its election to terminate this Agreement, and if so extended, (ii) thereafter for a maximum of three (3) additional one-year terms ("Additional Terms"), unless either party, before December 31 of the particular Additional Term, shall have delivered notice to the other party of its intention to terminate this Agreement.

     5.3  TERM

     For purposes of this Agreement, the word "Term" shall mean the combination of the Initial Term and the Additional Term or Terms, if any.

6.0  PROPRIETARY RIGHTS

     6.1  CURRENT SYSTEMS

     Client grants to AC, at no charge to AC, the unrestricted, exclusive (effective as of the Management Cutover Date) right to use the Current

System for the purpose of providing the System Management Services to Client as contemplated by this Agreement, subject to its continuing usage by Client's employees under AC's management, subject to Client's right to utilize the output and benefits of the Current System in the course of its business, and subject further to any rights of Client to engage third parties pursuant to Sections 3.4 or 3.5 of this Agreement. Client shall use commercially reasonable efforts to obtain any Required Consents from third parties necessary for AC to provide such services. If the Required Consents cannot be obtained for AC to provide such System Management Services, or if such a Consent is given but any issue with regard thereto shall subsequently arise, then AC and Client shall work together to achieve an alternate solution pursuant to Article 12.0 hereof. In the event that either party believes that it is necessary to acquire and implement any substitute system(s), the decision to do so and the costs of such system(s) will be handled in accordance with the Change Control Process established in Section 3.5 of this Agreement.

     6.2  NEW SYSTEM

     The components of the New System shall be and remain the property of the respective parties that obtained such components. However, AC shall have the unrestricted, exclusive right to use the New System to provide the System Operation Services for Client as contemplated by this Agreement, all subject to Client's right to utilize the output and benefits of the New System in the course of its business, and subject to any rights of Client to engage third parties pursuant to Sections 3.4 or 3.5 of this Agreement.

7.0  SAFEGUARDING THE CLIENT DATA, CONFIDENTIALITY, SECURITY, DISCOVERY

     7.1  CLIENT DATA

     The data of Client provided to AC for processing under this Agreement shall be and remain the property of Client. Upon the termination of this Agreement for any reason or, with respect to any particular data, on such date as the same shall no longer be required by AC in order to provide the System Operation Services, such Client data shall be returned to Client by AC at AC's expense, if Client delivers to AC a written request for such return within thirty (30) days after termination; if not, such data shall be erased. The data of Client shall not be used by AC for any purpose other than that of providing System Operation Services, nor shall such data or any part of such data be disclosed, sold, assigned, leased or otherwise disposed of to third parties by AC or commercially exploited by or on behalf of AC, its employees or agents.

     7.2  SAFEGUARDING CLIENT DATA

     AC will establish and maintain safeguards against the destruction, loss or alteration of the data of Client in the possession of AC that are consistent with commercially reasonable standards as customarily used by AC and at least comparable to Client's current standards. In the event that additional safeguards for such data are reasonably requested by Client, AC shall provide such additional safeguards, and Client shall reimburse AC for AC's costs in providing such additional safeguards.

     7.3  CONFIDENTIALITY

     AC and Client each acknowledge and agree that, in the course of this Agreement, they will have access to and/or be in possession of confidential information of the other. "Confidential Information" means information regarded and maintained by that party as confidential, including information relating to its past, present or future research, development or business affairs and other proprietary products, materials or methodologies. Each party shall hold in confidence, in the same manner as it holds its own Confidential Information of like kind, all Confidential Information of the other to which it may have access herein. Access to Confidential Information shall be restricted to those of the party's personnel and agents with a need to know and a legal duty to protect the Confidential Information (including the retention, subject to the terms of this Section 7.3, of copies of the Confidential Information required for compliance with its quality management requirements). The foregoing shall not prohibit or limit either party's use of Confidential Information (including, but not limited to, ideas, concepts, know-how, techniques and methodologies): (a) previously known to it, (b) independently developed by it, (c) acquired by it from a third party not known by the acquiring party to be under a legally enforceable obligation of confidentiality to the other party hereto, or (d) which is, or becomes, publicly available through no breach of this Agreement, nor shall it prohibit disclosure as may be required by law or disclosure to a party's attorneys, accountants and other professional advisors.

     7.4  SECURITY AT DATA CENTERS

     AC will perform security procedures that are consistent with commercially reasonable standards as customarily used by AC, at any place where System Operation Services are performed by AC for Client. Such procedures at the Data Center shall be consistent with those currently in place. In the event that additional security procedures are reasonably requested by Client for any location where AC is providing services to Client, AC shall perform such additional security procedures, and Client shall reimburse AC for AC's costs in providing such additional safeguards. AC personnel shall comply with the reasonable rules of Client (which shall not unreasonably impede AC in the performance of its obligations under this Agreement) with respect to access to Client offices, the Client's data and data files.

     7.5  THIRD PARTY DISCOVERY

     If any governmental agency or any third party shall in any way seek discovery of, access to, or production of ("Discovery"), any Software, any Confidential Information or any other data or records of one party that may be in the possession of the other party, the other party shall immediately notify the first party and shall, at the first party's written request and at the first party's expense, oppose such Discovery (unless in the opinion of counsel for the other party there is no reasonable basis for opposing discovery), and cooperate with the first party in the first party's efforts to preclude, quash, limit or impose protective orders or similar restrictions on such Discovery.

8.0  PAYMENTS

     8.1  MONTHLY BASE CHARGE

     For all of the System Services to be provided by AC to Client during the term of this Agreement, and separate from and in addition to the amounts payable to AC pursuant to the Base Software License referred to in
Section 3.3.1 hereof, Client shall pay to AC a monthly base charge in accordance with Schedule 8.1 hereto (the "Monthly Base Charge").

     8.2  CHARGES FOR SPECIAL SERVICES AND CHANGES

     Client    shall also pay AC for all Special Services and Changes
provided or implemented by AC, in accordance with the amounts agreed upon in writing by the parties; provided, however, that any Special Services, Changes or Maintenance necessitated by any incorrect or incomplete Applicable Specification generated by Client or based upon incorrect or incomplete information furnished by Client or resulting from an omission by Client, shall be paid for by Client at AC's then current rates.

     8.3  OUT-OF-POCKET EXPENSES

     Client shall also pay, or reimburse AC for, all reasonable, documented, out-of-pocket expenses, including, but not limited to, coach-class airfare, lodging, ground transportation and per diem expenses incurred by AC in connection with AC's performance of this Agreement; provided, however, that it is understood that AC's services hereunder will be performed primarily from the Data Center or by Grand Rapids-based personnel. All travel will be performed according to AC's travel guidelines. As part of the annual budgeting process, AC will estimate for Client the anticipated out-of-pocket expenses for each of Client's fiscal quarters; estimated expenses for the four quarters starting on July 1, 1994, have been included in Schedule 8.1 hereto.

     8.4  RERUNS

     To the extent AC cannot, without incurring additional costs, provide reruns by using employees dedicated to performing services to Client during the normal working day, Client shall also pay the reasonable charges of AC:
(i) for reruns necessitated by incorrect or incomplete data or erroneous instructions supplied to AC by Client; (ii) to reject incorrect reports within the time frames specified in the Service Levels; and, to the extent they interfere with AC's performance hereunder, (iii) for the correction of programming, operator and other processing errors caused by Client, its employees or agents.

     8.5  TIME AND MANNER OF PAYMENT

     Client will pay AC, by check: (i) the Monthly Base Charge for each month, on or before the tenth day of such month; and (ii) any charges for Special Services, and other amounts charged to Client pursuant to any other provision of this Agreement, on or before the tenth day after delivery to Client of any invoice from AC for such charges. Any sum due by either party to the other party, for which a time for payment is not otherwise specified, shall be due and payable within ten (10) days after delivery of an invoice therefor. Any sum due by either party to the other party, that is not paid within ten (10) days of delivery of the invoice shall accrue interest until paid at a rate of interest equal to one percent (1.0%) per month, or the maximum rate of interest allowed by applicable law, if less.

     8.6  DISPUTED AMOUNTS

     In the event of any dispute with respect to the amount of an invoice, the parties shall cooperate in good faith to resolve such disputed amount pursuant to the provisions of Article 12.0 hereof. In the event the parties determine an overpayment was made by Client, AC shall credit to the next invoice the amount of such overpayment, plus interest at one percent (1.0%) per month. In the event the parties determine an underpayment was made by Client, Client shall pay AC the amount of such underpayment, plus interest from the date of the invoice at one percent (1.0%) per month. No party shall be deemed in default hereunder for failure to pay an invoice that it has reasonably disputed in good faith, provided that: (i) it has delivered to the other party, within ten (10) days after delivery to the disputing party of the invoice, a written notice specifying the amounts disputed and the reasons for the dispute, (ii) it has paid, when due in accordance with Section 8.5 hereof, the undisputed portion (if any) of the invoice, and (iii) the disputed amount (plus applicable interest, but net of any adjustments to which the parties may by then have agreed) has been paid in full within sixty (60) days after the delivery of the invoice to the disputing party. A party shall be deemed in default if, and as soon as, it has failed to fulfill any one or more of the conditions set forth in the preceding sentence as to any one or more invoices, and shall remain in default until it has paid in full such invoice or invoices (including applicable interest, but net of any adjustments to which the parties shall have agreed).

     8.7  TAXES

     Client    shall pay or reimburse AC for any amount equal to any and
all applicable taxes, however designated, incurred as a result of or otherwise in connection with this Agreement or any of the services described herein including, without limitation, state and local privilege, excise, sales and use taxes, and any taxes or amounts in lieu thereof, paid or payable by AC, but excluding payroll taxes and the Michigan "single-business tax" and taxes based solely upon the net income of AC.

     8.8  VERIFICATION OF INFORMATION

     The charges set forth in this Agreement are based upon information furnished by Client to AC but not independently verified by AC. Client represents to AC that such information, particularly as it relates to costs, is accurate and contains no material errors or omissions. Accordingly, if any such information should prove to contain any material error or omission that has the effect of leading AC to underestimate or overestimate its costs of providing the System Services, the amounts to be charged hereunder to Client shall be adjusted appropriately so as to compensate for such error or omission.

     8.9  PRORATION

     All periodic charges under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month.

     8.10 RIGHTS OF SET-OFF

     With respect to any amount to be paid or reimbursed to a party ("first party") or otherwise payable to first party by the other party ("second party") pursuant to this Agreement, including any damages to which the first party may be entitled due to the second party's breach hereof, second party may, at its option, pay that amount by giving first party a credit against the charges otherwise payable, in the order in which such charges come due, to second party under this Agreement, and in the case of such damages, the first party may offset the amount of such damages against any payment that would otherwise be due to the second party hereunder.

9.0  REPRESENTATIONS AND WARRANTIES

     9.1  BY CLIENT

     The Zondervan Corporation represents, warrants and promises to AC as follows:

          9.1.1  INCORPORATION, POWERS

     The Zondervan Corporation: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and (b) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Agreement to be consummated by Client.

          9.1.2  AUTHORITY, ENFORCEABILITY

     This Agreement has been duly authorized, executed and delivered by The Zondervan Corporation and constitutes a valid and binding agreement of The Zondervan Corporation, enforceable against it in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

          9.1.3  NO CONFLICTS

     Neither the execution nor delivery by The Zondervan Corporation of this Agreement, nor the consummation by it of any of the transactions contemplated by this Agreement, will result in the breach of any term or provisions of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable Required Consent), order law, rule or regulation to which it is a party or that is otherwise applicable to it.

          9.1.4  LABOR MATTERS

     The Zondervan Corporation is not a party to or subject to any collective bargaining agreement, its employees are not represented by or claimed to be represented by any labor union or labor organization, and there is no unfair labor practice complaint pending or, to the knowledge of Client, threatened against it before any federal or state agency or board or tribunal or governmental entity.

          9.1.5  EMPLOYEE PLANS

     True and complete copies of summary plan descriptions of all written Employee Plans maintained or contributed to by The Zondervan Corporation for the benefit of any of the Current Employees have been delivered by Client to AC. There have been no prohibited transactions or other breaches or violations of any law applicable to the Employee Plans that would subject AC to any liability. No condition exists that will subject AC or any of its employees to any material excise tax, penalty tax, fine, or any other liability related to any Employee Plan. There are no agreements that will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Internal Revenue Code that are nondeductible to Client or subject to tax under Section 4999 of the Internal Revenue Code for which AC would have any withholding liability.

          9.1.6  RIGHT TO USE SYSTEMS

     To Client's knowledge after reasonable investigation, and subject to receipt of any applicable Required Consents and government filings, AC will obtain on the Effective Date the right to manage the operation and maintenance of the Current System to perform the System Services, as contemplated by this Agreement.

     9.2  BY AC

     AC represents, warrants and promises to Client as follows:

          9.2.1  ORGANIZATION, POWERS

     AC is an Illinois general partnership, validly existing and in good standing under the laws of the State of Illinois, and has full power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Agreement to be consummated by AC.

          9.2.2  AUTHORITY, ENFORCEABILITY

     This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

          9.2.3  NO CONFLICTS

     Neither the execution nor delivery by it of this Agreement, nor the consummation by it of any of the transactions contemplated by this Agreement, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable Required Consent), order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

          9.2.4  STANDARDS

     The System Services will be diligently performed in a good, workmanlike and timely manner in conformity with the Service Levels and to the other applicable schedules and provisions of this Agreement (as amended from time to time to reflect Changes and other mutually-agreed provisions) and consistently with professional standards; provided, however, that AC's use of any of Client's employees to perform System Operation Services until the System Cutover Date shall not in and of itself constitute a breach of this warranty.

          9.2.5  RIGHT TO USE SYSTEMS

     From and after the System Cutover Date, AC will have the right to manage, operate and maintain the New System to perform the System Services, as contemplated by this Agreement.

          9.2.6  DISCLAIMER OF WARRANTIES

     This is a license and services agreement. ACCORDINGLY, EXCEPT AS SPECIFIED IN SECTION 9.2.4 ABOVE, AC MAKES NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, FROM A COURSE OF PERFORMANCE OR DEALING OR TRADE USAGE,
(A) ABOUT SERVICES OR OTHER DELIVERABLES, OR (B) OF UNINTERRUPTED OPERATION WITHOUT ERROR. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.0 RELATIONSHIP MANAGEMENT

     10.1 LIAISON DIRECTORS

     Each party shall appoint a "Liaison Director" by May 31, 1994, subject to the approval of the other party (which approval shall not be unreasonably withheld).

          10.1.1  CLIENT'S LIAISON DIRECTOR

     The primary responsibility of the Client's Liaison Director shall be the following:

     a)   preparation and monitoring of Client's MIS budget;

     b)   communicating Client needs and requirements;

     c)   monitoring Client's performance of its responsibilities;

     d)   assisting in development of operations procedures;

     e)   reviewing of AC invoices;

     f) assistance in preparing for monthly Management Steering Committee meetings; and

     g) assistance in preparing for quarterly Joint Executive Oversight Committee meetings;

          10.1.2  AC'S LIAISON DIRECTOR

     The primary responsibilities of AC's Liaison Director shall be the following:

     a)   directing of performance of AC responsibilities;

     b)   reporting AC performance;

     c)   development and maintenance operations procedures;

     d)   preparation of annual System Operation Services report;

     e) participation in Client's annual planning process to forecast growth and new requirements;

     f) preparation of documents for the Joint Executive Oversight Committee quarterly meetings; and

     g)   preparation for AC's semi-annual quality management assessments.

     10.2 JOINT EXECUTIVE OVERSIGHT COMMITTEE

          10.2.1  STRUCTURE OF COMMITTEE

     Client and AC shall each appoint an equal number of representatives, not to exceed three (3) persons each, to a Joint Executive Oversight Committee. The primary responsibility of this Committee is to manage the human resources and technology assets appropriately to match Client's business needs. The Committee shall be composed of Client and AC executives, and shall meet at regularly scheduled quarterly meetings throughout the year, and more frequently as the parties may wish. AC shall have responsibility for coordination and scheduling of meetings and for meeting materials. Initially, the Committee will be composed of the following individuals:

     Leslie Dietzman (Co-Chairman of Committee);
     Richard Butler;
     Neil Topham;
     Jeffrey R. Smith (Co-Chairman of Committee);
     Donald P. Wingard; and
     Steven W. Louis.

          10.2.2  SPECIFIC ACTIVITIES OF COMMITTEE

     The Committee shall engage in the following specific activities:

     a)   review and approve annual plans and budgets for Changes;

     b) review Family business plans and activities and assess possible amendments to this Agreement;

     c) review and approve significant changes in MIS policies and procedures;

     d) receive status reports and make decisions on other management issues;

     e)   review performance of each party's responsibilities;

     f) review and approve recommendations for Changes to System Services or Special Services;

     g)   review and respond to recommendations of Client's systems-auditor;

     h) attempt to resolve disputes, disagreements and Problems, including designation of individuals to resolve disputes or disagreements;

     i)   participation in the semi-annual AC quality management process;

     j)   general oversight of the Agreement; and

     k) such other duties as delegated from time to time by Client and AC to the Committee.

     Committee membership will be reviewed yearly, and each party may propose changes in its representatives from time to time, based upon changes in responsibilities or business needs.

     10.3 MANAGEMENT STEERING COMMITTEE

     The Management Steering Committee shall be composed of management representatives from AC and Client. The primary responsibilities of the Management Steering Committee are to foster cooperation and assist with effective communication between Client's corporate functions and field operations, and the MIS department; to support development of technology plans; promote technology deployment among the various organizational units within Client; to take responsibility for annual technology plan updates (using the Phase 1 Information Technology Strategy developed in 1993 as a working document); to provide adequate user resource participation on projects and other initiatives; and to consider Changes proposed by either party. The Management Steering Committee shall meet monthly and shall engage in the following specific activities:

     a)   approve the initiative of major projects;

     b)   resolve cross-functional user issues;

     c) establish application and project priorities and resolve conflicts based upon costs, business benefits and project time frames;

     d)   review the status of key projects;

     e)   review the plans for the upcoming month;

     f) agree upon and monitor the key performance indicators established for the arrangement; and

     g) organize and implement subcommittees or other action groups required to fulfill committee responsibilities.

     Initially, the Management Steering Committee shall be composed of the following individuals:

     Leslie Dietzman (Co-Chairman of Committee);
     Richard Butler;
     Craig Klamer;
     Dennis Wade;
     Hal Bailey;
     Jeffrey R. Smith (Co-Chairman of Committee);
     John E. Fite;
     Michael Gelaude;
     Robert Szambelan; and
     Steven W. Louis.

     10.4 CROSS-PARTICIPATION

     AC participants will require access to and/or participation in committees, projects and management meetings associated with the roles and responsibilities in which they are functioning and consistent with Client's practices. However, AC will only participate by invitation of Client in the monthly Client Information Services management meeting as a technology representative for Family to the staff of the Vice President of Information Systems for Client. In this way, AC will serve Family by providing monthly status reports to the Client MIS community, and staying informed about directions, plans and issues with potential impact on Family.

     10.5 ACTIONS

     Any action taken by the Joint Executive Oversight Committee or the Management Steering Committee shall require the mutual consent of both parties, evidenced by the written consent of the Co-Chairmen of the respective parties.

11.0 FURTHER MATTERS TO BE RESOLVED

     The parties agree to negotiate in good faith and use commercially reasonable efforts to accomplish the following, as soon as reasonably possible:

     11.1 CONFIGURATION OF NEW SYSTEM

     The execution by the parties of a mutually acceptable, revised, final version of Schedule 3.1.1 hereto, setting forth a detailed listing of all Hardware and Software to be acquired or developed by, or leased or licensed to, AC and to become the components of the New System.

     11.2 SYSTEM OPERATING SERVICES

     The execution by the parties of a mutually acceptable, revised, final version of Schedule 3.3.2 hereto, setting forth a detailed description of the nature and scope of the services that, from and after the System Cutover Date, are to constitute the System Operating Services.

     11.3 SERVICE LEVELS

     The execution by the parties of a mutually acceptable, revised, final version of Schedule 3.3.3 hereto, setting forth a detailed specification of the Service Levels to be applicable from and after the System Cutover Date.

     11.4 REQUIRED CONSENTS

     The obtaining by Client of all of the Required Consents.

     11.5 ACCESS, RESOURCES

     Provisions for the furnishing of other resources as contemplated by
Section 4.3.

12.0 DISPUTE PREVENTION AND RESOLUTION

     12.1 PROBLEMS

     A "Problem," as that term is used herein, shall mean any problem or circumstance (other than a matter involving the provisions of Articles 6.0 or 7.0 hereof) that consists of or results from: (i) an alleged failure by either party to perform its obligations under this Agreement (other than a failure to pay an undisputed invoice), (ii) the alleged inadequacy of either party's performance, (iii) a request for products, services or resources where the parties disagree whether such products, services or resources are within the scope of this Agreement, (iv) any dispute regarding the correct meaning of interpretation of this Agreement, or (v) any event described in Section 16.11 (Force Majeure).

     12.2 PROBLEM RESOLUTION

     If a Problem arises, the complaining party shall promptly notify the other party of such Problem, including a detailed description of the circumstances relating to that Problem and (if available) reasonable documentation of the existence of the Problem. The parties shall discuss and make an effort to resolve such Problem prior to the next Joint Executive Oversight Committee meeting, by following, if applicable, any incident-management provisions of the relevant Schedules hereto and, if that fails, by referring the matter to the Joint Executive Oversight Committee. If an authorized representative of each party shall have executed a "Problem Report" describing the agreed upon solution to the Problem, each party shall begin performance in accordance with such Problem Report. At any time, a party may refer a Problem to the Joint Executive Oversight Committee for resolution.

     12.3 MEDIATION

     The parties agree to attempt to resolve any Problem not resolved pursuant to procedures described in Section 12.2 hereof, by non-binding mediation prior to litigation. Unless otherwise agreed in writing, the following procedures will apply to any mediation. The mediation will be commenced by notifying the other party in writing to both its Liaison and its Legal Department of its demand for mediation and its mediator, and demanding that the other party select its mediator. The proceeding shall be held by a panel of three mediators, one selected by each party and a third appointed by the two so chosen (and if no such third in fourteen (14) days after the notice is served then per the rules of the American Arbitration Association ("AAA"). The mediators may only be persons who have held management positions in companies engaged in, and who individually have been responsible for, maintenance and use of mainframe computer package and custom business software applications and systems for at least eight of the last ten years, but who have not had in the last ten years any employment, investment, personal or other relationship with either party or their attorneys or certified public accountants. The mediation will be conducted per the AAA Commercial Dispute rules and be held in a mutually agreed-upon location. The mediators will decide whether or not the formal rules of evidence and discovery procedures will be used. The initiation and outcome of the proceeding will be maintained confidential by both parties and their representatives.

     12.4 TIMING

     The parties mutually consent and agree to use their best efforts to bring about an expeditious conclusion and resolution of all Problems pursuant to the foregoing procedures. If Client shall assert that there is a Problem consisting of a breach or default hereunder by AC that Client believes in good faith to be causing a material disruption or breakdown in

Client's business ("Major Problem"), then the parties shall attempt to resolve and cure the Problem within thirty (30) days.

13.0 TERMINATION

     13.1 TERMINATION FOR CAUSE

     The non-defaulting party may end the Term of this Agreement immediately, by delivering written notice to the other party of such termination, if:

          13.1.1  NON-PAYMENT

     Either party fails to pay in full any invoice when due hereunder and:
(i) if the invoice was not properly and timely disputed in accordance with
Section 8.6 hereof, such party fails to pay in full such invoice within twenty (20) days after the delivery to it by the non-defaulting party of written notice of non-payment; or, (ii) if all or any portion of such invoice was properly and timely disputed by the recipient party, such recipient party is deemed to be in default under the provisions of Section
8.6 hereof; or

          13.1.2  PROPRIETARY RIGHTS, SECURITY MATTERS

     Either party breaches any of its obligations under Article 6.0 or
Article 7.0 of this Agreement and fails to cure such breach within five (5) days after the delivery to it by the non-defaulting party of written notice that the breach has occurred; or

          13.1.3  OTHER OBLIGATIONS

     Either party fails, neglects or refuses to duly observe or perform any material obligation, covenant or condition under this Agreement other than those described in Sections 13.1.1 or 13.1.2 hereof and fails to cure such default by 5:00 p.m, local time, on whichever is applicable of the following: (i) in the case of a Major Problem, the 30th day after delivery to the defaulting party by the non-defaulting party of notice of the existence of the Problem, in accordance with Article 12.0 hereof, or (ii) in the case of any Problem that is not a Major Problem, the 60th day after delivery to the defaulting party by the non-defaulting party of notice of the existence of the Problem, in accordance with Article 12.0 hereof.

          13.1.4  BREACH OF BASE SOFTWARE LICENSE

     The Base Software License described in Section 3.3.1 hereof is terminated on account of a breach or default thereunder by Client.

     13.2 TERMINATION FOR CONVENIENCE

     Client may end the Term of this Agreement for any reason (other than pursuant to the other provisions of this Article 13.0) by delivering to AC ninety (90) days' advance notice of termination, delivered no earlier than the third anniversary of the Effective Date.

     13.3 TERMINATION FOR CONDITIONS NOT FULFILLED

     Either party may end the Term of this Agreement by giving written notice to the other at any time after (i) May 31, 1994, in the case of the Required Consents referred to in clauses (i) and (ii) of Section 2.21 hereof, or (ii) March 1, 1995, in the case of the Required Consents referred to in clause (iii) of Section 2.21 hereof, if (in the event AC is the party effecting termination) by the time of its giving such notice Client, having received at least thirty (30) days' prior notice of AC's intention to terminate if the Required Consents are not obtained, shall have failed to obtain the Required Consents and shall have failed to make alternative arrangements satisfactory to AC.

     13.4 TERMINATION FOR INSOLVENCY

     Either party shall have the right to end the Term of this Agreement immediately by delivery of notice to the other party if such other party: becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for such party, or its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such party or for a substantial part of its property and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding in respect of such party, and if such case or proceeding is not commenced by such party, consented to or acquiesced in by such party or remains for sixty (60) days undismissed; or such party takes any action to authorize, or in furtherance of, any of the foregoing.

     13.5 TERMINATION RESULTING FROM A CHANGE IN CONTROL

     If there is a material change in the ownership or management control of The Zondervan Corporation or of Family or the assets of Family that could have the effect of making the continued performance of this Agreement by AC in violation of any applicable law, regulation or accounting rule or standard, AC may end the Term of this Agreement by giving Client at least sixty (60) days' advance notice of termination.

     13.6 TERMINATION FOR NON-ACCEPTANCE OF SYSTEM

     Notwithstanding any requirement of notice set forth elsewhere in this
Article 13.0, the Term of this Agreement shall end, without any notice or other action by either party, as of July 1, 1995, unless Client, on or before July 1, 1995 (or at or before the end of any applicable cure-period with respect to any Problem as to which notice of the existence of the Problem was delivered to AC on or before July 1, 1995), shall have executed and delivered to AC a written "System Acceptance" stating that Client has accepted the New System (including the Base Software) and has waived and released any and all claims that AC may have failed in any way to perform and discharge any of its material obligations, covenants and conditions set forth in Section 3.1 of this Agreement.

     13.7      AC'S OBLIGATIONS UPON TERMINATION

     Upon the ending or expiration of the Term, and in addition to any other remedies available to either party at law, in equity, by statute, or otherwise:

          13.7.1  CLIENT DATA

     AC shall deliver to Client all copies of Client data in AC's possession upon termination.

          13.7.2  SOFTWARE LICENSES

     Subject to any rights of repossession of, or deprivation of Client of the use of, the Base Software to which AC (or its assignee) may be entitled under the terms of the Base Software License, (i) AC shall assign to Client the JDA License and all other third-party licenses or sublicenses for any of the Base Software, and Client shall assume and perform all of AC's obligations thereunder arising after the date of the assignment and defend and indemnify AC with regard thereto, and (ii) AC shall grant to Client a non-exclusive licenses to all of the other Base Software, which assignment, assumption and grant (A) shall take effect automatically (i.e., as to the JDA license, within thirty (30) days after JDA's receipt of notice from either AC or Client, as specified in Section 4 of Exhibit 2 of the JDA License) and with no further action by either party (other than such prior notice to JDA) simultaneously with the ending of the Term, and (B) which assignment and grant shall be on the same terms and conditions as the Base Software License, except that it shall be for a term that shall expire on June 30, 2024.

          13.7.3  TERMINATION ASSISTANCE

     AC shall provide Client with termination assistance and a reasonable amount of advice and training to persons designated by Client to render comparable System Operation Services.

          13.7.4  THIRD PARTY NOTICES

     AC shall assist Client in notification of all third-party vendors, with Client paying any fees associated with the transfer to Client or its designated agent.

     13.8 CLIENT'S OBLIGATIONS UPON TERMINATION

     Upon the ending or expiration of the Term, and in addition to any other remedies available to either party at law, in equity, by statute, or otherwise:

          13.8.1  MEDIA AND EQUIPMENT USAGE

     Client shall reimburse AC for the cost of any tapes, diskettes and other data-storage media requested by Client.

          13.8.2  COSTS

     Unless termination is pursuant to Section 13.5 (regarding changes in control), Client shall reimburse AC for all additional expenses incurred by AC as a result of the termination, including, without limitation, (i) all demobilization expenses of AC and AC's Subcontractors, including reasonable and customary severance payments and benefits for employees terminated on account of termination of the Agreement; (ii) all penalties incurred by AC for early termination of any lease for equipment or facilities that AC leased in connection with its performance under this Agreement, based upon the expectation of completion of the Term, and other costs related thereto; and (iii) all penalties incurred by AC for early termination of any Software License entered into by AC based upon the expectation of completion of the Term, and other costs related thereto; provided, however, that Client's obligation to make payment of such reimbursement (A) shall be subject, at the time of such payment and thereafter, to any damages to which Client may be entitled under the terms of this Agreement and to any right of set-off to which it may be entitled with respect to such damages and (B) shall not constitute a determination as to the ultimate liability of Client with respect to such payment or the amount thereof or of AC's entitlement to receive or retain such amount. Client's rights under clause
(A) above shall include, without limitation, Client's rights to claim as damages its liability to AC for the payment by Client of the amount set forth in this Section 13.8.2 if the term of this Agreement is ended as a result of any breach or default by AC hereunder (subject to the provisions and limitations of Article 14.0 hereof) and any right of set-off to which it may be entitled with respect to such damages.

          13.8.3  LICENSE TERMINATION FEE

     In the event that the Term of this Agreement is ended as of July 1, 1995 pursuant to the provisions of Section 13.6 hereof, or on or before

July 1, 1995, pursuant to any other provision of this Article 13.0, then regardless of which party has given the notice of termination and regardless of the reason why it was terminated, Client shall immediately pay to AC an amount determined in accordance with the provisions of
Schedule 13.8.3 hereto (less any amounts that may have been paid by then by Client under said Base Software License), based upon the date on which the Term shall have ended; provided that Client's obligation to make such payment (i) shall be subject, at the time of such payment and thereafter, to any damages to which Client may be entitled under the terms of this Agreement and to any right of set-off to which it may be entitled with respect to such damages and (ii) shall not constitute a determination as to the ultimate liability of Client with respect to such payment or the amount thereof or of AC's entitlement to receive and retain such amount. Client's rights under clause (i) above shall include, without limitation, Client's rights to claim as damages its liability to AC for the payment by Client of the amount set forth on Schedule 13.8.3 if the term of this Agreement is ended as a result of any breach or default by AC hereunder (subject to the provisions and limitations of Article 14.0 hereof), and any right of set-off to which it may be entitled with respect to such damages.

     13.9 TERMINATION ASSISTANCE AFTER TERMINATION DATE

          13.9.1  TRANSITION SERVICES

     Provided that termination of this Agreement was not by AC pursuant to Sections 13.1, 13.3 or 13.4, nor by Client pursuant to Section 13.2, AC shall provide Client reasonable assistance to provide an orderly transition of System Operation Services to Client or its representatives or agents. This assistance shall be provided for a period of six (6) months following termination date unless mutually agreed otherwise.

          13.9.2  COST

     Client shall pay AC for transition assistance services performed after the termination date at the rates provided for herein for services of that type, if applicable, or if rates for such services are not provided for herein, then at AC's normal rates then in effect for clients similar to Client, and shall reimburse AC for reasonable out-of-pocket costs and expenses.

14.0 REMEDIES

     14.1 MEASURE OF DAMAGES

     The measure of damages recoverable from one party by the other for any reason, whether arising by negligence, intended conduct or otherwise, shall not include any amounts for indirect, special, consequential, incidental, or punitive damages or expenses of any party (including lost profits or savings), including third parties, even if such damages are foreseeable. Further, AC shall have no liability for damages that could have been avoided had Client exercised reasonable efforts to verify the data furnished by AC before utilization of such data.

     14.2 LIMITATION OF DAMAGES

     The limit of AC's liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Client or to any third party concerning performance or non-performance by AC, or in any manner related to this Agreement, for any and all claims shall not in the aggregate exceed the sum of: (i) the fees and expenses paid by Client to AC for AC's services hereunder; plus (ii) the amounts paid by Client under the Base Software License described in Section 3.3.1 hereof, provided, however, that these limitations shall not apply to personal injury caused by the gross negligence or willful misconduct of AC's employees or agents and not consisting of the loss of anticipated benefits under this Agreement.

     14.3 LIMITATION PERIOD

     Any action by either party based upon any claim or breach or default of any provision of this Agreement must be brought within two (2) years after the cause of action arose.

     14.4 BARGAINED-FOR EXCHANGE

     The allocations of liability in this Article 14.0 represent the agreed and bargained-for understanding of the parties, and AC's compensation under
Article 8.0 hereof reflects such allocations.

     14.5 OTHER REMEDIES

     Notwithstanding anything to the contrary contained in Articles 12.0 or
13.0 or in any other provision of this Agreement, either party, in the event of a breach or default by the other party of any of the provisions of Articles 6.0 or 7.0 of this Agreement, shall have the right, in addition to any other remedies that might be available to it, to seek immediate injunctive or other equitable relief without having to pursue or exhaust any other procedures or remedies set forth in this Agreement.

15.0 INDEMNITIES

     15.1 INDEMNITY BY CLIENT

     Client agrees to indemnify, defend and hold harmless AC, and its officers, directors, partners, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.4 of this Agreement, from and against any and all third-party claims and Losses arising from or in connection with:

          15.1.1  AC'S SERVICES

     AC's services or any use by Client of any deliverable item, except to the extent any such claim results from gross negligence or willful misconduct of AC or (b) is covered by AC's indemnities specified in Section 15.2;

          15.1.2  INFRINGEMENTS

     Any claims of infringement made against AC of any United States of America letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States of America or any state, alleged to have occurred because of Systems or other resources or items provided to AC by Client;

          15.1.3  THIRD PARTY AGREEMENTS

     Any obligations to be performed by Client pursuant to any contracts or other arrangements between Client and any third parties;

          15.1.4  REQUIRED CONSENTS

     The performance by AC of System Services being deemed a breach or default under any lease, contract or agreement as to which Client was to obtain a Required Consent;

          15.1.5  HAZARDOUS MATERIALS

     Any: (i) "hazardous materials" or "hazardous substances" (as defined in any applicable law or regulation) in, on, under or above the Data Center as of or prior to the Effective Date; (ii) violation or alleged violation of or any liability under any law, regulation, or ordinance, or order, pertaining to any Hazardous Material located in, on, under or above the Data Center as of or prior to the System Cutover Date; (iii) step taken by any person or entity other than AC, to clean up, remedy, or remove Hazardous Materials released or disposed of prior to the System Cutover Date; (iv) off-site disposal, treatment, or storage of Hazardous Materials generated by Client's operation of Data Center prior to the System Cutover Date; or (v) violation or alleged violation by Client of any federal, state or local laws relating to environmental matters; and

          15.1.6  EMPLOYEE PLANS

     Any Employee Plan.

     15.2 INDEMNITY BY AC

     AC agrees to indemnify, defend and hold harmless Client and its officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 15.4 of this Agreement, from and against any and all third-party claims and Losses arising from or in connection with:

          15.2.1  INFRINGEMENT

     Any claims of infringement made against Client for infringement of any United States of America letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States of America or any state, alleged to have occurred because of Systems or other resources or items provided to Client by AC;

          15.2.2  HAZARDOUS MATERIALS

     Any (i) hazardous materials, or hazardous substances (as defined in any applicable law or regulation) placed in, on, under or above the Data Center by AC or its agents or invitees ("Subsequent Hazardous Materials");
(ii) violation or alleged violation of or any liability under any law, regulation, or ordinance or order, pertaining to any Subsequent Hazardous Material; (iii) step taken by AC, to clean up, remedy, or remove Hazardous Materials released or disposed of subsequent to the Effective Date; (iv) off-site disposal, treatment, or storage of Hazardous Materials generated by AC's operation of the Data Center subsequent to the Effective Date; or
(v) violation or alleged violation by AC after the Effective Date of any federal, state or local laws relating to environmental matters; or

          15.2.3  THIRD PARTY AGREEMENTS

     Any obligations to be performed by AC pursuant to any contracts or other arrangements between AC and third parties.

     15.3 CROSS INDEMNITY

     AC and Client each agree to indemnify, defend and hold harmless the other, and the other's officers, directors, partners, employees, agents, successors and assigns in accordance with the procedures described in
Section 15.4 of this Agreement, from any and all Losses arising from or in connection with: (a) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor; or (b) the damage, loss or destruction of any real or tangible personal property in the possession or under the control of the indemnitor. The employees or agents of either party shall not, when at the premises of the other party, be deemed the other party's business invitee or business visitor.

     15.4 INDEMNIFICATION PROCEDURES

     Promptly after receipt by any person entitled to indemnification under Sections 15.1 through 15.3 of this Agreement (an "Indemnified Party") of notice of the commencement (or threatened commencement) of any claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the party which is obligated to provide such indemnification (an "Indemnifying Party") of such claim in writing. The Indemnifying Party shall be entitled to have sole control over the defense and/or settlement of such claim, provided that, within fifteen (15) days after receipt of such written notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control. In that event: (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before the entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other relief to be imposed against the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume sole control over the defense of such claim as provided in this Section 14.4, the Indemnifying Party may participate in such defense and the Indemnified party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for such costs and expenses, in accordance with the applicable Section of this Article 15.0.

     15.5 SUBROGATION

     In the event that an Indemnifying Party shall be obliged to indemnify an Indemnified Party pursuant to Section 15.1 through 15.3 of this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

     15.6 EXCLUSIVE REMEDY

     The indemnification rights of each Indemnified Party pursuant to this
Article 15.0 of this Agreement shall be the exclusive remedy of such Indemnified Party with respect to the third-party claims to which such indemnification relates; provided, however, that such Indemnified Party shall retain the right to seek injunctive or other non monetary equitable remedies with respect to such claims.

     15.7 INSURANCE

     Each party represents and agrees that it presently has, and throughout the Term shall maintain in force and effect, the levels and types of insurance coverage listed for it in Schedule 15.7 hereto.

16.0 MISCELLANEOUS

     16.1 ENTIRE AGREEMENT

     Except as expressly stated herein, this Agreement, together with the annexed schedules and exhibits, constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous, oral or written communication with respect to the subject matter hereof. No other document, usage of trade, or other regular practice or method of dealing between the parties hereto or others, will be used to modify, interpret, supplement, or alter in any manner the express terms of this Agreement. Subject to AC's representation and agreement that it shall perform the System Services in conformity with the Service Levels and in accordance with all of the other terms and conditions of this Agreement, Client acknowledges that AC does not represent or guarantee that any of the objectives of Client will be achieved, that there will be any benefits to Client from the use of the New System, nor that the Hardware or Software to be utilized in the New System will necessarily prove to be the most appropriate for the intended purposes.

     16.2 CAPTIONS; COUNTERPARTS; SECTION NUMBERS

     Captions, Tables of Contents, Index of Definitions, and Schedule Titles are used herein for convenience only and will not be used in the construction or interpretation of this Agreement. This Agreement may be executed in more than one counterpart, in which case all of them shall be deemed one and the same Agreement. This Agreement shall be deemed executed as soon as each party has executed a counterpart, even if not the same one as executed by the other parties. Any reference herein to a particular Section number (e.g., "Section 14.1"), shall be deemed a reference as well to all Sections that bear sub-numbers to the number of the referenced Section (e.g., Sections 14.1.1, etc.).

     16.3 BINDING NATURE AND ASSIGNMENT

     This Agreement shall bind the parties and their successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that either party shall have the right to assign this Agreement to any Affiliate of such party without the other party's consent, upon giving the other party written notice of such assignment, and further provided that Client may assign this Agreement to any person or entity that acquires substantially all of the assets of Client's Family division. Any other assignment attempted without the written consent of the other party shall be void. Notwithstanding the foregoing, no assignment shall relieve the assignor of its liability for the performance of any or all of its duties and obligations under this Agreement.

     16.4 RELATIONSHIP OF PARTIES

     In connection with this Agreement, each party is an independent contractor and, as such, will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose. Without limiting the generality of the foregoing and except where this Agreement expressly provides otherwise, AC does not undertake by this Agreement or otherwise to perform any obligation of Client, whether regulatory or contractual, or to assume any responsibility for Client's business or operations.

     16.5 EMPLOYEES

     AC reserves the right to determine which of its personnel shall be assigned to perform services, and to replace or reassign such personnel during the term hereof; provided, however, that it will, subject to scheduling and staffing considerations, attempt to honor Client's request for specific individuals.

     16.6 AUDIT RIGHTS

     In addition to any reviews specified in this Agreement or in any schedule hereto, Client shall have the right to review the status of budgets, cost records, and billings with AC, subject to at least seven (7) days' advance notice. Costs of AC's assistance for any reviews of this type will be billable to Client separately from this Agreement at AC's normal hourly rates plus out-of-pocket expenses. However, AC shall not provide any of its competitors, if Client designates any such competitor to perform such audit, with access to AC's trade secrets or Confidential Information. Client shall pay AC for AC's costs for any resources required by the audit or inspection in addition to the resources that AC would otherwise use in the performance of this Agreement.

     16.7 AMENDMENTS; WAIVERS

     Except as provided expressly herein, this Agreement shall not be modified, amended or in any way altered except by written document signed by both of the parties hereto. No waiver of any provision of this Agreement, or of any rights or obligations of any party hereunder, shall be effective unless in writing and signed by the party waiving compliance, and such waiver shall be effective only in the specific instance, and for the specific purpose, stated in such writing. No waiver of breach of, or default under, any provision of this Agreement shall be deemed a waiver of any other provision, or of any subsequent breach or default of the same provision, of this Agreement.

     16.8 APPROVALS AND SIMILAR ACTIONS

     Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld, unless specifically permitted by this Agreement.

     16.9 NOTICES

     Any notice, invoice, or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally by hand or transmitted electronically to the premises of the party for whom intended, on the next business day after it is deposited with an overnight delivery service such as Federal Express, or at close of business on the third (3rd) business day following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), addressed to such party at the address set forth on the initial page of this Agreement. Either party may designate a different address by notice to the other given in accordance herewith. To be effective, any notice asserting a material breach or termination of this Agreement must also be sent to the recipient party's legal department by the same method and, if delivered on or before July 1, 1995 (or in respect of a Problem arising on or before said date), to the assignee (if any) of AC's rights under the Base Software License at the address specified by such assignee in the instrument of assignment. Either party may designate a different address by notice to the other given in accordance herewith.

     16.10 RIGHT OF AC TO PERFORM SERVICES FOR OTHERS

     Client understands and agrees that AC may perform services as AC sees fit for third parties excepting solely that, during the Term of this Agreement, AC agrees not to provide the System Services using the New System and the JDA Software to other full members from time to time of the Christian Booksellers Association ("CBA") headquartered and located in the United States, unless otherwise agreed between the parties. However, the prohibition in the prior sentence does not apply to nor bar AC from providing (i) any other type of service(s) and/or product(s) to any third party, (ii) any service(s) and/or product(s) to any third party that joins the CBA after AC arranges to provide that third party such service(s) and/or product(s), (iii) AC staff for other services to a CBA full member,
(iv) any type of service(s) and/or product(s) to any associate or affiliate member of the CBA (e.g., providers of services or materials to CBA full members, if any) or (v) after the Term of this Agreement. Client agrees to furnish a complete copy of the list of CBA full members promptly upon request by AC. In the event that the CBA's purpose, mission and/or overall membership changes during the Term to include primarily secular retailers of books, gifts and/or other consumer products (i.e., rather than the current scope of solely U.S. retailers that specialize in Christian books, gifts and related products), then this Section 16.10 shall be reformed so as to continue to accomplish its essential, initial purpose. This provision of the Agreement does not modify the confidential information non-disclosure provision of the Agreement.

     16.11 FORCE MAJEURE

     Each party shall be excused from performance under this Agreement and shall have no liability to the other party for any period it is prevented from performing any of its obligations (other than payment obligations), in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, third party performance or nonperformance, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, or telecommunications, and such nonperformance shall not be a default under, or grounds for termination of, this Agreement; provided, however, that the delayed party shall promptly notify the other party of the occurrence, cause, nature and expected duration and severity of impact and all shall cooperate with the other party in minimizing any adverse impact of such occurrence. In the event AC's performance of this Agreement is prevented by an event of force majeure and a material disruption to Client's business operations results or is reasonably foreseen by Client, Client may engage one or more third parties to perform the System Operation Services or any other services required of AC hereunder, utilizing the New System or any other Hardware or Software; provided that Client shall assure that each such third party shall be appropriately qualified to do the work, shall cooperate with AC in its performance of the work, and shall perform the work in a manner that does not interfere with AC's performance of the System Services nor affect the Hardware or Software so as to make more difficult or costly AC's future performance of the System Services.

     16.12 SEVERABILITY

     If any provision of this Agreement is held to be unenforceable, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is unenforceable, and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent or, if that is not possible, by substituting another provision that is enforceable and achieves the same objective and economic result. If such unenforceable provision does not relate to the payments to be made to AC, and if the


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remainder of this Agreement is capable of substantial performance, then the remainder of this Agreement shall be enforced to the extent permitted by law. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, INDEMNIFICATION OR EXCLUSION OF DAMAGES OR OTHER REMEDIES IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY UNDER THIS AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES OR OTHER REMEDIES SHALL REMAIN IN EFFECT.

     16.13 SURVIVAL OF RIGHTS AND OBLIGATIONS

     The rights and obligations of the parties under the following Sections and Articles of this Agreement shall survive and continue after the ending or expiration of the Term, and shall bind the parties and their legal representatives, successors, heirs, and assigns: Section 4.2.3 and Articles 6.0, 7.0, 8.0, 9.0, 12.0, 13.0, 14.0, 15.0 and (to the extent appropriate in context) 16.0. Claims under this Agreement arising prior to the end of the Term, shall also survive the ending or expiration of the Term.

     16.14 SCHEDULES

     The Schedules attached hereto or incorporated herein by reference are an integral part of the Agreement. To the extent that there are any conflicts between the terms and conditions in the Schedules and those contained in the Agreement itself, the terms and conditions set forth in the Agreement itself shall control.

     16.15 EXPENSES

     Each party shall bear all of its own costs and expenses (including attorneys' fees) relating to the negotiation, preparation, drafting and execution of this Agreement.

     16.16 MEDIA RELEASES

     All media releases, public announcements and public disclosures by Client or AC or its employees or agents relating to this Agreement or its subject matter, including promotional or marketing materials, shall be coordinated with and approved by the other party prior to release. This restriction does not apply (a) to any announcement intended solely for internal distribution at Client or at AC, (b) any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, nor (c) to descriptions of this project (including identification of Client) in private communications with other clients and prospective clients of AC.



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     16.17 NO THIRD PARTY BENEFICIARIES

     The parties agree that this Agreement is solely for the benefit of the parties hereto and is not intended to, and shall not, confer any legal rights or benefits on any third party and that there are no third party beneficiaries to this Agreement nor to any part or specific provision of this Agreement.

     16.18 GOVERNING LAW; VENUE

     This Agreement shall be governed by and construed in accordance with the substantive laws of Illinois. Any action or proceeding arising out of, or related to this Agreement may be brought only in an appropriate court in Illinois.


     IN WITNESS WHEREOF, each party has caused this Agreement to be signed and delivered by its duly authorized representative.

Andersen Consulting                     The Zondervan Corporation

By: /S/__________________________       By: /S/ LESLIE E. DIETZMAN
                                           -----------------------

Title: __________________________       Title: PRESIDENT

Date:  __________________________       Date: MAY 9, 1994
























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